Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Deutsche Global/International Fund, Inc. on Form N-1A (“Registration Statement”) of our report dated October 23, 2015, relating to the financial statements and financial highlights which appear in the August 31, 2015 Annual Report to Shareholders of Deutsche Global Growth Fund. We also consent to the references to us under the headings "Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

May 25, 2016